Exhibit 5.1

June 8, 2015

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Ladies and Gentlemen:

We have acted as counsel to PDC Energy, Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 13, 2004, as amended by Amendment No. 1 thereto filed with the Commission on June 8, 2015 (such registration statement, as so amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 50,000 shares of Company common stock, par value $.01 per share (the “Shares”), pursuant to the Non-Employee Director Deferred Compensation Plan (the “Plan”). In such connection, we have examined the Registration Statement and the Plan. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, including payment of any applicable exercise price therefor, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions set forth below has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law, and the federal law of the United States. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof. We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the aforesaid Registration

Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP